Exhibit 5.2

[Letterhead of Terex Corporation]

April 8, 2011
Terex Corporation
200 Nyala Farm Road
Westport, CT 06880

Ladies and Gentlemen:
I am General Counsel to Terex Corporation, a Delaware corporation (the “Company”), and have acted as such in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-3, as amended (Registration No. 333-170429) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) by the Company and the other registrants named therein, relating to an aggregate of $1,000,000,000.00 of (i) debt securities of the Company, which may be senior (the “Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (ii) guarantees of Debt Securities (the “Debt Securities Guarantees”) issued by certain direct and indirect subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”); (iii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”); (iv) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”); (v) depositary shares representing shares of Preferred Stock (the “Depositary Shares”); and (vi) securities warrants of the Company to purchase Debt Securities, Debt Security Guarantees, Common Stock, Preferred Stock and Depositary Shares (the “Warrants” and, collectively with the Debt Securities, Debt Securities Guarantees, Common Stock, Preferred Stock and Depositary Shares, the “Securities”). Securities may be offered from time to time at indeterminate prices or upon conversion, exchange or exercise of any such Securities to the extent any such Securities are, by their terms, convertible into, or exchangeable or exercisable for, such Securities, as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) filed pursuant to Rule 415 under the Act.
The Senior Debt Securities will be issued under the indenture, dated July 20, 2007, by and between the Company and HSBC Bank USA, National Association, as trustee (the “Senior Indenture Trustee”), filed as Exhibit 4.1 to the Registration Statement, as such indenture may be amended or supplemented from time to time (the “Senior Indenture”). The Subordinated Debt Securities will be issued under the indenture, dated July 20, 2007, by and between the Company and HSBC Bank USA, National Association, as trustee (the “Subordinated Indenture Trustee”), filed as Exhibit 4.2 to the Registration Statement, as such indenture may be amended or supplemented from

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April 8, 2011

time to time (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”).
In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, including the Indentures. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, and the certificate of formation, certificate of incorporation, bylaws or limited liability company agreement, as applicable of the guarantors, and such other corporate or limited liability company records, agreements and instruments of the Company and the Guarantors, certificates of public officials and officers of the Company and the Guarantors, and such other documents, records and instruments, and I have made such legal and factual inquiries, as I have deemed necessary or appropriate as a basis to render the opinion hereinafter expressed. In my examination of the foregoing, I have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in certificates and statements of appropriate representatives of the Company and the Guarantors.
I have also assumed that: (1) at the time of execution, authentication, issuance and delivery of the Senior Debt Securities and the related Debt Securities Guarantees, the Senior Indenture will be the valid and legally binding obligation of the Senior Indenture Trustee, enforceable against such party in accordance with its terms; and (2) at the time of execution, authentication, issuance and delivery of the Subordinated Debt Securities and the related Debt Securities Guarantees, the Subordinated Indenture will be the valid and legally binding obligation of the Subordinated Indenture Trustee, enforceable against such party in accordance with its terms.
I have assumed further that: (1) at the time of execution, authentication, issuance and delivery of the Senior Debt Securities and any related Debt Securities Guarantees, the Senior Indenture will have been duly authorized, executed and delivered by the Company and the Senior Indenture Trustee, and will be in full force and effect and will not have been terminated or rescinded by the Company or the Senior Indenture Trustee; (2) at the time of execution, authentication, issuance and delivery of the Subordinated Debt Securities and any related Debt Securities Guarantees, the Subordinated Indenture will have been duly authorized, executed and delivered by the Company and the Subordinated Indenture Trustee, and will be in full force and effect and will not have been terminated or rescinded by the Company or the Subordinated Indenture Trustee; (3) at the time of the issuance and sale of any of the Debt Securities and the related Debt Securities Guarantees, the terms of such Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the applicable Guarantor, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the applicable Guarantor; (4) at the time of a sale of any Debt Securities and the related Debt Securities Guarantees, a Prospectus Supplement will have been prepared and filed with the Commission describing the Debt Securities and the related

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April 8, 2011

Debt Securities Guarantees offered thereby and all related documentation and will comply with all applicable laws; and (5) all Debt Securities and the related Debt Securities Guarantees will be issued and sold in the manner stated in the applicable Prospectus Supplement.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein and the effectiveness of the Registration Statement under the Act, I am of the opinion that, assuming the (a) taking of all necessary corporate or limited liability company action, as the case may be, to authorize and approve the issuance and terms of each Debt Securities Guarantee, the terms of the offering thereof and related matters, and (b) due execution, authentication, issuance and delivery of each Debt Securities Guarantee, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors, Board of Managers or similar body of such Guarantor, or a duly constituted and acting committee thereof, and otherwise in accordance with the provisions of the applicable Indenture, such Debt Securities Guarantee will constitute valid and legally binding obligations of such Guarantor.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
(a)    I am admitted to practice law in the State of New York. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and I undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement such opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering this opinion, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
(b)    The opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.
(c)    The opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require

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April 8, 2011

waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees.
(d)    I express no opinion as to the enforceability of any rights to indemnification or contribution provided for in either of the Indentures or any other agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.
(e)    I express no opinion as to the enforceability of any provision in either of the Indentures or other agreement purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law, (G) govern choice of law or conflicts of laws, or (H) provide for or grant a power of attorney.
I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus filed as a part thereof. I also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/Eric I Cohen

Schedule I

Amida Industries, Inc.
A.S.V., Inc.
CMI Terex Corporation
Duvalpilot Equipment Outfitters, LLC
Fantuzzi Noell USA, Inc.
Genie Financial Services, Inc.
Genie Holdings, Inc.
Genie Industries, Inc.
Genie International, Inc.
Genie Manufacturing, Inc.
GFS National, Inc.
Hydra Platforms Mfg. Inc.
Loegering Mfg. Inc.
Powerscreen USA, LLC
Schaeff Incorporated
Spinnaker Insurance Company
Terex Aerials, Inc.
Terex Utilities, Inc.